SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

       Date of Report (Date of earliest event reported): February 29, 2000

                                OTC America, Inc.
                               ------------------
             (Exact Name of Registrant as Specified in its Charter)

           Colorado                    0-15992                   84-1031311
-----------------------------       -------------              -------------
(State or Other Jurisdiction        (Commission                (IRS Employer
       of Incorporation)            File Number)             Identification No.)


           600 17th Street, Suite 950 South
                  Denver, Colorado                          80202
                  ----------------                        ---------
         (Address of Principal Executive Offices)         (Zip Code)


Registrant's telephone number, including area code: (303) 260-6482






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Item 2.  Acquisition or Disposition of Assets

         On February 25, 2000, OTC America, Inc., a Colorado corporation, Xtelegent Web Solutions, Inc., a Delaware corporation, Colorado EMS Foundation, Robert W. Dixon, and David T. Dixon (collectively the "Shareholders") entered into an agreement, pursuant to which, among other things, OTC America acquired one hundred percent of the outstanding common stock of Xtelegent from the Sharesholders. Xtelegent owns and operates an Internet Service Provider business based in central New York serving 11,600 subscribers. The total consideration for the acquisition of the common stock of Xtelegent is 325,000 shares of OTC America common stock and for OTC America to assume all debt obligations which includes the approximate $1.5 million advanced to Xtelegent by OTC America. The transaction closed effective February 29, 2000.

         Xtelegent is a private company which prior to the foregoing transaction was owned solely by Colorado EMS Foundation, Robert Dixon and David Dixon. Robert and David T. Dixon are members of the Dixon family, who are the sole owners of the Series A Preferred stock of OTC America. While the transaction will be treated as a related party transaction, the terms of the exchange resulted from negotiations among the parties.

         The press release announcing this transaction is filed as Exhibit 99.1 hereto.

Item 7.  Financial Statements and Exhibits.

         (a) Financial Statements of Businesses Acquired. The required financial statements are not currently available. Pursuant to paragraph (a) (4) of Item 7, the required financial statements will be filed as soon as practicable, but not later than sixty days after the date this Form 8-K is required to be filed.

         (b) Pro Forma Financial Information. The required pro forma financial information is not currently available. Pursuant to paragraph (b) (2) of Item 7, the required pro forma financial information will be filed as soon as practicable, but not later than sixty days after the date this Form 8-K is required to be filed.

         (c) Exhibits.

         10.1 Stock Purchase Agreement by and between OTC America and the Shareholders of Xtelegent Web Solutions, Inc. dated February 25, 2000

         99.1 Press Release of the OTC America dated March 1, 2000.








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                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 14, 2000                         OTC America Corp.


                                             By: /s/ Randy Phillips
                                                -----------------------------
                                                Randy Phillips, President